Exhibit 99.3

COLONIAL PROPERTIES TRUST

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands, except share data)

	(unaudited)	(audited)
	June 30, 2013	December 31, 2012
ASSETS
Land, buildings & equipment	$3,443,165	$3,489,324
Undeveloped land and construction in progress	289,645	296,153
Less: Accumulated depreciation	(843,435)	(804,964)
Real estate assets held for sale, net	41,279	93,450

Net real estate assets	2,930,654	3,073,963
Cash and cash equivalents	20,944	11,674
Restricted cash	10,212	38,128
Accounts receivable, net	24,760	23,977
Notes receivable	41,962	42,399
Prepaid expenses	19,576	19,460
Deferred debt and lease costs	16,253	23,938
Investment in partially-owned entities	4,379	7,777
Other assets	14,254	44,892

Total assets	$3,082,994	$3,286,208

LIABILITIES, NONCONTROLLING INTEREST AND SHAREHOLDERS’ EQUITY
Notes and mortgages payable	$1,542,326	$1,643,361
Unsecured credit facility	105,000	188,631

Total debt	1,647,326	1,831,992
Accounts payable	32,388	53,545
Accrued interest	8,837	10,209
Accrued expenses	56,331	41,652
Other liabilities	22,001	36,751

Total liabilities	1,766,883	1,974,149

Redeemable noncontrolling interest:
Common units	179,576	162,056
Equity:
Common shares of beneficial interest, $0.01 par value, 125,000,000 shares authorized; 94,367,507 and 93,835,794 shares issued at June 30, 2013 and December 31, 2012, respectively	943	938
Additional paid-in capital	1,965,196	1,973,594
Cumulative earnings	1,297,803	1,276,118
Cumulative distributions	(1,963,333)	(1,926,167)
Noncontrolling interest	182	695
Treasury shares, at cost; 5,623,150 shares at June 30, 2013 and December 31, 2012	(150,163)	(150,163)
Accumulated other comprehensive loss	(14,093)	(25,012)

Total shareholders’ equity	1,136,535	1,150,003

Total liabilities, noncontrolling interest and shareholders’ equity	$3,082,994	$3,286,208

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL PROPERTIES TRUST

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Minimum rent	$82,331	$75,054	$163,407	$148,621
Tenant recoveries	658	649	1,321	1,278
Other property related revenue	19,028	13,350	35,130	25,885
Other non-property related revenue	126	1,471	304	2,815

Total revenues	102,143	90,524	200,162	178,599

Operating expenses:
Property operating expense	27,156	24,641	53,208	48,626
Taxes, licenses and insurance	12,563	10,138	24,938	20,305
Property management expense	4,895	3,001	9,311	5,847
General and administrative expense	4,518	5,446	9,306	11,213
Management fees and other expenses	21	1,769	272	3,814
Investment and development expenses	1,315	205	1,713	592
Depreciation	30,466	27,952	60,603	55,790
Amortization	930	710	2,050	1,906
Impairment and other losses	912	395	1,002	895

Total operating expenses	82,776	74,257	162,403	148,988

Income from operations	19,367	16,267	37,759	29,611

Other income (expense):
Interest expense	(20,999)	(23,277)	(43,194)	(46,330)
Debt cost amortization	(1,382)	(1,402)	(2,759)	(2,835)
Interest income	201	556	930	1,550
Income from partially-owned unconsolidated entities	2,327	21,349	2,998	22,022
Gain (loss) on sale of property	14	(9)	25	(235)
Taxes and other	(267)	(277)	(455)	(465)

Total other income (expense)	(20,106)	(3,060)	(42,455)	(26,293)

(Loss) income from continuing operations	(739)	13,207	(4,696)	3,318

(Loss) income from discontinued operations	(159)	4,524	2,767	7,962
Gain (loss) on disposal of discontinued operations	18,726	(12)	25,910	(14)

Net income from discontinued operations	18,567	4,512	28,677	7,948

Net income	17,828	17,719	23,981	11,266

Noncontrolling interest
Continuing operations:
Noncontrolling interest in CRLP — common unitholders	87	(995)	391	(249)
Noncontrolling interest of limited partners	(422)	(8)	(545)	(17)
Discontinued operations:
Noncontrolling interest in CRLP	(1,385)	(339)	(2,142)	(599)

Income attributable to noncontrolling interest	(1,720)	(1,342)	(2,296)	(865)

Net income available to common shareholders	$16,108	$16,377	$21,685	$10,401

Net income (loss) per common share — basic:
Continuing operations	$(0.01)	$0.14	$(0.06)	$0.03
Discontinued operations	0.19	0.05	0.30	0.09

Net income (loss) per common share — basic	$0.18	$0.19	$0.24	$0.12

Net income (loss) per common share — diluted:
Continuing operations	$(0.01)	$0.14	$(0.06)	$0.03
Discontinued operations	0.19	0.05	0.30	0.09

Net income (loss) per common share — diluted	$0.18	$0.19	$0.24	$0.12

Weighted average common shares outstanding:
Basic	88,122	87,201	87,958	87,106
Diluted	88,122	87,490	87,958	87,382

Net income	$17,828	$17,719	$23,981	$11,266
Other comprehensive income:
Changes in fair value of qualifying hedges	7,848	(10,750)	7,920	(10,585)
Reclassification adjustment for amounts included in net income	1,954	1,800	3,881	3,332

Comprehensive income	$27,630	$8,769	$35,782	$4,013

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL PROPERTIES TRUST

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$23,981	$11,266
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65,905	67,272
Income from partially-owned unconsolidated entities	(2,998)	(22,022)
(Gain) loss on sale of property	(25,935)	249
Impairment and other losses	2,859	1,166
Distributions of income from partially-owned unconsolidated entities	180	471
Share-based compensation expense	4,231	4,120
Other, net	(52)	511
Change in:
Restricted cash	(311)	221
Accounts receivable	(908)	876
Prepaid expenses	(116)	2,500
Other assets	1,232	2,550
Accounts payable	(9,700)	(12,001)
Accrued interest	(1,372)	107
Accrued expenses and other	10,979	13,175

Net cash provided by operating activities	67,975	70,461

Cash flows from investing activities:
Acquisition of properties	(81,253)	(78,215)
Development expenditures	(46,106)	(45,444)
Capital expenditures, tenant improvements and leasing commissions	(14,418)	(13,106)
Proceeds from sale of property, net of selling costs	279,672	1,862
Restricted cash	28,227	19,852
Repayments of notes receivable	483	1,666
Distributions from partially-owned unconsolidated entities	5,917	3,029
Capital contributions to partially-owned unconsolidated entities	—	(54)

Net cash provided by (used in) investing activities	172,522	(110,410)

Cash flows from financing activities:
Proceeds from additional borrowings	—	150,000
Proceeds from dividend reinvestment plan and exercise of stock options	5,068	3,575
Principal reductions of debt	(101,160)	(1,139)
Payment of debt issuance costs	—	(5,264)
Proceeds from borrowings on revolving credit lines	295,000	305,000
Payments on revolving credit lines and overdrafts	(389,965)	(377,463)
Dividends paid to common shareholders	(37,166)	(31,623)
Distributions to noncontrolling partners in CRLP	(3,004)	(2,580)

Net cash (used in) provided by financing activities	(231,227)	40,506

Increase in cash and cash equivalents	9,270	557
Cash and cash equivalents, beginning of period	11,674	6,452

Cash and cash equivalents, end of period	$20,944	$7,009

Supplemental disclosure of cash flow information:
Cash paid during the period for interest, including amounts capitalized	$45,127	$46,758
Supplemental disclosure of non-cash transactions:
Change in accrual of construction expenses and capital expenditures	$(715)	$(633)

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL PROPERTIES TRUST

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Unaudited)

(in thousands, except per share data)

Six months ended June 30, 2013 and 2012	Common Shares	Additional Paid-In Capital	Cumulative Earnings	Cumulative Distributions	Noncontrolling Interest	Treasury Shares	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity	Redeemable Common Units
Balance, December 31, 2011	$931	$1,964,881	$1,267,958	$(1,862,838)	$728	$(150,163)	$(16,906)	$1,204,591	$159,582

Net income (loss)			10,401		17			10,418	$848
Reclassification adjustment for amounts included in net income (loss)							3,332	3,332
Changes in fair value of qualifying hedges							(9,789)	(9,789)	(796)
Distributions on common shares ($0.36 per share)				(31,623)				(31,623)	(2,580)
Issuance of restricted common shares of beneficial interest	4	57						61
Amortization of stock based compensation		4,120						4,120
Cancellation of vested restricted shares to pay taxes	(1)	(1,179)						(1,180)
Issuance of common shares from options exercised	—	771						771
Issuance of common shares of beneficial interest through the Company’s dividend reinvestment plan and Employee Stock Purchase Plan	2	3,979						3,981
Issuance of common shares of beneficial interest through conversion of units from Colonial Realty Limited Partnership	—	336						336	(336)
Change in interest of limited partners					(38)			(38)
Change in redemption value of common units		(10,592)						(10,592)	10,592

Balance, June 30, 2012	$936	$1,962,373	$1,278,359	$(1,894,461)	$707	$(150,163)	$(23,363)	$1,174,388	$167,310

Balance, December 31, 2012	$938	$1,973,594	$1,276,118	$(1,926,167)	$695	$(150,163)	$(25,012)	$1,150,003	$162,056

Net income (loss)			21,685		545			22,230	$1,751
Reclassification adjustment for amounts included in net income (loss)							3,591	3,591	290
Changes in fair value of qualifying hedges							7,328	7,328	592
Distributions on common shares ($0.42 per share)				(37,166)				(37,166)	(3,004)
Issuance of restricted common shares of beneficial interest	2	321						323
Amortization of stock based compensation		4,231						4,231
Cancellation of vested restricted shares to pay taxes	(1)	(3,043)						(3,044)
Issuance of common shares from options exercised	2	3,159						3,161
Issuance of common shares of beneficial interest through the Company’s dividend reinvestment plan and Employee Stock Purchase Plan	2	4,825						4,827
Issuance of common shares of beneficial interest through conversion of units from Colonial Realty Limited Partnership	—	22						22	(22)
Change in interest of limited partners					(1,058)			(1,058)
Change in redemption value of common units		(17,913)						(17,913)	17,913

Balance, June 30, 2013	$943	$1,965,196	$1,297,803	$(1,963,333)	$182	$(150,163)	$(14,093)	$1,136,535	$179,576

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL REALTY LIMITED PARTNERSHIP

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands, except unit data)

	(unaudited)	(audited)
	June 30, 2013	December 31, 2012
ASSETS
Land, buildings & equipment	$3,443,163	$3,489,322
Undeveloped land and construction in progress	289,645	296,153
Less: Accumulated depreciation	(843,433)	(804,962)
Real estate assets held for sale, net	41,279	93,450

Net real estate assets	2,930,654	3,073,963
Cash and cash equivalents	20,944	11,674
Restricted cash	10,212	38,128
Accounts receivable, net	24,760	23,977
Notes receivable	41,962	42,399
Prepaid expenses	19,576	19,460
Deferred debt and lease costs	16,253	23,938
Investment in partially-owned entities	4,379	7,777
Other assets	14,319	44,844

Total assets	$3,083,059	$3,286,160

LIABILITIES AND EQUITY
Notes and mortgages payable	$1,542,326	$1,643,361
Unsecured credit facility	105,000	188,631

Total debt	1,647,326	1,831,992
Accounts payable	32,454	53,496
Accrued interest	8,837	10,209
Accrued expenses	56,331	41,652
Other liabilities	22,001	36,751

Total liabilities	1,766,949	1,974,100

Redeemable units, at redemption value — 7,151,752 and 7,152,752 units outstanding at June 30, 2013 and December 31, 2012, respectively	179,576	162,056
General partner —
Common equity — 88,744,357 and 88,212,644 units outstanding at June 30, 2013 and December 31, 2012, respectively	1,150,445	1,174,321
Limited partners’ noncontrolling interest in consolidated partnership	182	695
Accumulated other comprehensive loss	(14,093)	(25,012)

Total equity	1,136,534	1,150,004

Total liabilities and equity	$3,083,059	$3,286,160

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL REALTY LIMITED PARTNERSHIP

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Minimum rent	$82,331	$75,054	$163,407	$148,621
Tenant recoveries	658	649	1,321	1,278
Other property related revenue	19,028	13,350	35,130	25,885
Other non-property related revenue	126	1,471	304	2,815

Total revenues	102,143	90,524	200,162	178,599

Operating expenses:
Property operating expense	27,156	24,641	53,208	48,626
Taxes, licenses and insurance	12,563	10,138	24,938	20,305
Property management expense	4,895	3,001	9,311	5,847
General and administrative expense	4,518	5,446	9,306	11,213
Management fees and other expenses	21	1,769	272	3,814
Investment and development expenses	1,315	205	1,713	592
Depreciation	30,466	27,952	60,603	55,790
Amortization	930	710	2,050	1,906
Impairment and other losses	912	395	1,002	895

Total operating expenses	82,776	74,257	162,403	148,988

Income from operations	19,367	16,267	37,759	29,611

Other income (expense):
Interest expense	(20,999)	(23,277)	(43,194)	(46,330)
Debt cost amortization	(1,382)	(1,402)	(2,759)	(2,835)
Interest income	201	556	930	1,550
Income from partially-owned unconsolidated entities	2,327	17,204	2,998	17,877
Gain (loss) on sale of property	14	(9)	25	(235)
Taxes and other	(267)	(277)	(455)	(465)

Total other income (expense)	(20,106)	(7,205)	(42,455)	(30,438)

(Loss) income from continuing operations	(739)	9,062	(4,696)	(827)

(Loss) income from discontinued operations	(159)	4,524	2,767	7,962
Gain (loss) on disposal of discontinued operations	18,726	(12)	25,910	(14)

Net income from discontinued operations	18,567	4,512	28,677	7,948

Net income	17,828	13,574	23,981	7,121

Noncontrolling interest of limited partners — continuing operations	(422)	(8)	(545)	(17)

Net income available to common unitholders	17,406	13,566	23,436	7,104

Net loss (income) available to common unitholders allocated to limited partners — continuing operations	87	(995)	391	(249)
Net income available to common unitholders allocated to limited partners — discontinued operations	(1,385)	(339)	(2,142)	(599)

Net income available to common unitholders allocated to general partner	$16,108	$12,232	$21,685	$6,256

Net income (loss) per common unit — basic:
Continuing operations	$(0.01)	$0.09	$(0.06)	$(0.02)
Discontinued operations	0.19	0.05	0.30	0.09

Net income (loss) per common unit — basic	$0.18	$0.14	$0.24	$0.07

Net income (loss) per common unit — diluted:
Continuing operations	$(0.01)	$0.09	$(0.06)	$(0.02)
Discontinued operations	0.19	0.05	0.30	0.09

Net income (loss) per common unit — diluted	$0.18	$0.14	$0.24	$0.07

Weighted average common units outstanding:
Basic	95,274	94,363	95,110	94,272
Diluted	95,274	94,652	95,110	94,548

Net income attributable to common unitholders	$17,406	$13,566	$23,436	$7,104
Other comprehensive income:
Changes in fair value of qualifying hedges	7,848	(10,750)	7,920	(10,585)
Reclassification adjustment for amounts included in net income	1,954	1,800	3,881	3,332

Comprehensive income	$27,208	$4,616	$35,237	$(149)

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL REALTY LIMITED PARTNERSHIP

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$23,981	$7,121
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65,905	67,272
Income from partially-owned unconsolidated entities	(2,998)	(17,877)
(Gain) loss on sale of property	(25,935)	249
Impairment and other losses	2,859	1,166
Distributions of income from partially-owned unconsolidated entities	180	471
Share-based compensation expense	4,231	4,120
Other, net	(52)	511
Change in:
Restricted cash	(311)	221
Accounts receivable	(908)	876
Prepaid expenses	(116)	2,500
Other assets	1,232	2,550
Accounts payable	(9,700)	(12,001)
Accrued interest	(1,372)	107
Accrued expenses and other	10,979	13,175

Net cash provided by operating activities	67,975	70,461

Cash flows from investing activities:
Acquisition of properties	(81,253)	(78,215)
Development expenditures	(46,106)	(45,444)
Capital expenditures, tenant improvements and leasing commissions	(14,418)	(13,106)
Proceeds from sales of property, net of selling costs	279,672	1,862
Restricted cash	28,227	19,852
Repayments of notes receivable	483	1,666
Distributions from partially-owned unconsolidated entities	5,917	3,029
Capital contributions to partially-owned unconsolidated entities	—	(54)

Net cash provided by (used in) investing activities	172,522	(110,410)

Cash flows from financing activities:
Proceeds from additional borrowings	—	150,000
Proceeds from dividend reinvestment plan and exercise of stock options	5,068	3,575
Principal reductions of debt	(101,160)	(1,139)
Payment of debt issuance costs	—	(5,264)
Proceeds from borrowings on revolving credit lines	295,000	305,000
Payments on revolving credit lines and overdrafts	(389,965)	(377,463)
Dividends paid to common shareholders	(37,166)	(31,623)
Distributions to noncontrolling partners in CRLP	(3,004)	(2,580)

Net cash (used in) provided by financing activities	(231,227)	40,506

Increase in cash and cash equivalents	9,270	557
Cash and cash equivalents, beginning of period	11,674	6,452

Cash and cash equivalents, end of period	$20,944	$7,009

Supplemental disclosure of cash flow information:
Cash paid during the period for interest, including amounts capitalized	$45,127	$46,758
Supplemental disclosure of non-cash transactions:
Change in accrual of construction expenses and capital expenditures	$(715)	$(633)

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL REALTY LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF EQUITY

(Unaudited)

(in thousands)

For the six months ended June 30, 2013 and 2012	General Partner Common Equity	Limited Partners’ Noncontrolling Interest	Accumulated Other Comprehensive Loss	Total	Redeemable Common Units
Balance, December 31, 2011	$1,224,947	$728	$(16,906)	$1,208,769	$159,582

Net income (loss)	6,256	17		6,273	848
Reclassification adjustment for amounts included in net income (loss)			3,332	3,332
Changes in fair value of qualifying hedges			(9,789)	(9,789)	(796)
Distributions to common unitholders	(31,623)			(31,623)	(2,580)
Change in interest of limited partners		(38)		(38)
Contributions from partners and the Company related to employee stock purchase, dividend reinvestment plans and equity offerings	7,720			7,720
Redemption of partnership units for shares	336			336	(336)
Change in redeemable noncontrolling interest	(10,592)			(10,592)	10,592

Balance, June 30, 2012	$1,197,044	$707	$(23,363)	$1,174,388	$167,310

Balance, December 31, 2012	$1,174,321	$695	$(25,012)	$1,150,004	$162,056

Net income (loss)	21,685	545		22,230	1,751
Reclassification adjustment for amounts included in net income (loss)			3,591	3,591	290
Changes in fair value of qualifying hedges			7,328	7,328	592
Distributions to common unitholders	(37,166)			(37,166)	(3,004)
Change in interest of limited partners		(1,058)		(1,058)
Contributions from partners and the Company related to employee stock purchase and dividend reinvestment plans	9,496			9,496
Redemption of partnership units for shares	22			22	(22)
Change in redeemable noncontrolling interest	(17,913)			(17,913)	17,913

Balance, June 30, 2013	$1,150,445	$182	$(14,093)	$1,136,534	$179,576

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL PROPERTIES TRUST AND COLONIAL REALTY LIMITED PARTNERSHIP

NOTES TO

CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

June 30, 2013

(Unaudited)

The consolidated condensed financial statements of Colonial Properties Trust (the “Trust”) and Colonial Realty Limited Partnership (“CRLP”) have been prepared pursuant to the Securities and Exchange Commission (“SEC”) rules and regulations. The following notes, which represent interim disclosures as required by the SEC, highlight significant changes to the notes included in the December 31, 2012 audited consolidated financial statements of Colonial Properties Trust and Colonial Realty Limited Partnership and should be read together with the consolidated financial statements and notes thereto included in the Colonial Properties Trust and Colonial Realty Limited Partnership 2012 Annual Report on Form 10-K.

Note 1 — Organization and Business

As used herein, “Colonial” or the “Trust” means Colonial Properties Trust, an Alabama real estate investment trust (“REIT”), together with its subsidiaries, including Colonial Realty Limited Partnership, a Delaware limited partnership (“CRLP”), Colonial Properties Services, Inc. (“CPSI”) and Colonial Properties Services Limited Partnership (“CPSLP”). The term “the Company” refers to the Trust and CRLP, collectively. The Trust was originally formed as a Maryland REIT on July 9, 1993 and reorganized as an Alabama REIT under a new Alabama REIT statute on August 21, 1995. The Trust is the sole general partner of, and, as of June 30, 2013, owned a 92.5% limited partner interest in CRLP. The Trust and CRLP are structured as an “umbrella partnership REIT”, or UPREIT, and the Trust’s only material asset is its ownership of limited partnership interests in CRLP. The Trust conducts all of its business and owns all of its properties through CRLP and CRLP’s various subsidiaries and, as the sole general partner of CRLP, is vested with managerial control and authority over the business and affairs of CRLP.

The Trust is a multifamily-focused self-administered and self-managed equity REIT, which means that it is engaged in the acquisition, development, ownership, management and leasing of multifamily apartment communities and other commercial real estate properties. The Company’s activities include full or partial ownership and operation of a portfolio of 122 properties, consisting of multifamily and commercial properties located in 11 states (Alabama, Arizona, Florida, Georgia, Louisiana, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia).

As of June 30, 2013, the Company owned or maintained a partial ownership in:

							Total
	Consolidated		Units/Sq.	Unconsolidated	Units/Sq.	Total	Units/Sq.
	Properties		Feet (1)	Properties	Feet (1)	Properties	Feet (1)
Multifamily apartment communities	114	(2)	34,289	1	288	115	34,577
Commercial properties	5		1,016,000	2	178,000	7	1,194,000

(1)	Units refer to multifamily apartment units. Square feet refers to commercial space and excludes spaced owned by anchor tenants.
(2)	Includes one property partially-owned through a joint venture entity.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The notes included in this Form 10-Q apply to both the Trust and CRLP, unless specifically noted otherwise. Specifically Note 5—“Net Income (Loss) Per Share of the Trust”, Note 7—“Equity of the Trust” and Note 8—“Redeemable Noncontrolling Interests of the Trust” pertain only to the Trust. Note 6—“Net Income (Loss) Per Unit of CRLP” and Note 9—“Redeemable Partnership Units of CRLP” pertain only to CRLP.

Unaudited Interim Consolidated Condensed Financial Statements

The accompanying unaudited interim consolidated condensed financial statements of the Trust and CRLP have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information, including rules and regulations of the SEC. Accordingly, the interim financial statements do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013. The Consolidated Condensed Balance Sheets at December 31, 2012 of the Trust and CRLP have been derived from the respective audited financial statements at that date, but do not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

Notes Receivable

Notes receivable consists primarily of promissory notes representing loans by the Company to third parties. The Company records notes receivable at cost. The Company evaluates the collectability of both interest and principal for each of its notes to determine whether they are impaired. A note is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the existing contractual terms. When a note is considered to be impaired, the amount of the allowance is calculated by comparing the recorded investment to either the value determined by discounting the expected future cash flows at the note’s effective interest rate or to the value of the collateral if the note is collateral-dependent. As of June 30, 2013, the Company did not have any impaired notes receivable.

As of June 30, 2013, the Company had notes receivable of $42.0 million consisting primarily of:

•	$24.0 million outstanding on the construction note, which is secured by the property, for the Colonial Promenade Smyrna joint venture, which the Company acquired from the lender in May 2010. On January 31, 2012, the Company and the joint venture amended the note and related loan documents to extend the maturity date to December 2012, fix the annual interest rate at 5.25%, provide for two additional one-year extension options and reduce the joint venture partner’s guarantee to $1.3 million. In December 2012, the joint venture opted to extend the maturity date to December 2013 with a fixed interest rate of 5.38%, and

•	$16.9 million outstanding on a seller-financing note with a five-year term at an annual interest rate of 5.60% associated with the disposition of Colonial Promenade at Fultondale in February 2009.

The Company had accrued interest related to its outstanding notes receivable of $0.5 million and $0.3 million as of June 30, 2013 and December 31, 2012, respectively. As of June 30, 2013 and December 31, 2012, the Company had no reserve recorded against its outstanding notes receivable. The weighted average interest rate on the notes receivable outstanding at June 30, 2013 and December 31, 2012 was approximately 5.5%. Interest income is recognized on an accrual basis.

Fair Value Measures

The Company applies the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”)820, Fair Value Measurements and Disclosures, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in a transaction between willing market participants. Additional disclosures focusing on the methods used to determine fair value are also required using the following hierarchy:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.

•	Level 2 — Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.

•	Level 3 — Unobservable inputs for the assets or liability.

The Company applies ASC 820 in relation to the valuation of real estate assets recorded at fair value, to its impairment valuation analysis of real estate assets (see Note 3—“Real Estate Activity”), to its disclosure of the fair value of financial instruments, which principally consists of indebtedness (see Note 12—“Financing Activities”), to its disclosure of fair value of derivative financial instruments (see Note 13—“Derivatives and Hedging”) and to notes receivable (see below). The following table presents the Company’s real estate assets (non-recurring measures) and derivative financial instruments (recurring measures) reported at fair market value and the related level in the fair value hierarchy as defined by ASC 820 used to measure those assets, liabilities and disclosures:

($ in thousands)	Fair value measurements as of June 30, 2013
Assets (Liabilities)	Total	Level 1	Level 2	Level 3
Derivative financial instruments	$(14,301)	$—	$(14,301)	$—

Derivative financial instruments

Currently, the Company uses interest rate swaps to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

To comply with the provisions of ASC 820, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company, in conjunction with the FASB’s fair value measurement guidance, made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of June 30, 2013, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Indebtedness

At June 30, 2013, the estimated fair value of fixed rate debt was approximately $1.57 billion (carrying value of $1.53 billion) and the estimated fair value of the Company’s variable rate debt, including the Company’s unsecured credit facility, is consistent with the carrying value of $117.3 million (the “Credit Facility,” see Note 12 — Financing Activities — Unsecured Revolving Credit Facility). The Company has determined that the fair value of its fixed and variable rate debt is classified as Level 2 of the fair value hierarchy.

Notes Receivable

The estimated fair value of the Company’s notes receivable at June 30, 2013 and December 31, 2012 was consistent with the carrying values of approximately $42.0 million and $42.4 million, respectively, based on market rates and similar financing arrangements after giving consideration to the credit standing of the borrowers. The Company has determined that the fair value of its notes receivable is classified as Level 3 of the fair value hierarchy.

The disclosure of estimated fair values was determined by management using available market information, considering market participant assumptions and appropriate valuation methodologies available to management at June 30, 2013. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, there can be no assurance that the estimates presented above are indicative of the amounts the Company could realize on disposition of the real estate assets or financial instruments. The use of different market assumptions and/or estimation methodologies could have material effect on the estimated fair value amounts.

Accounting Pronouncements Recently Adopted

In February 2013, the FASB issued ASU 2013-02, an update to ASC 220, Comprehensive Income. ASU 2013-02 was issued to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendments in this update seek to attain that objective by requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is reclassified to a balance sheet account instead of directly to income or expense in the same reporting period. ASU 2013-02 was adopted by the Company for the fiscal years beginning after December 15, 2012. The adoption of ASU 2013-02 did not have a material impact on the Company’s consolidated financial statements.

Note 3 — Real Estate Activity

Acquisition Activity

During the six months ended June 30, 2013, the Company acquired the following multifamily apartment communities:

			Effective
Acquisition	Location	Units	Acquisition Date	Purchase Price
				(in millions)
Colonial Grand at Windermere	Orlando, FL	280	March 1, 2013	$43.0
Colonial Reserve at Frisco Bridges	Dallas, TX	252	May 31, 2013	$36.2

The results of operations of the above mentioned acquisitions have been included in the consolidated financial statements since the date of acquisition. These acquisitions were funded with proceeds from 2012 asset dispositions and borrowings on the Company’s Credit Facility.

The following unaudited pro forma financial information for the three and six months ended June 30, 2013 and 2012, gives effect to the above operating property acquisitions as if they had occurred at the beginning of the period presented. The information for the three and six months ended June 30, 2013, includes pro forma results for the portion of the period prior to the acquisition date and actual results from the date of acquisition through the end of the period. The information for the three and six months ended June 30, 2012, also includes pro forma results for five acquisitions completed in 2012 as if they had occurred at the beginning of this period. The pro forma results are not intended to be indicative of the results of future operations.

	** Pro Forma (Unaudited) **
	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except per share data)	2013	2012	2013	2012
Total revenue	$102,348	$93,791	$201,320	$186,990
Net income available to common shareholders	$15,906	$15,733	$21,051	$8,753
Net income per common share — dilutive	$0.18	$0.18	$0.24	$0.10

Disposition Activity

On June 27, 2013, the Company sold Colonial Village at Pinnacle Ridge, a 166-unit multifamily apartment community located in Asheville, North Carolina, for $13.4 million. The proceeds from the sale were used to fund investment activities through a tax-deferred exchange under Section 1031 of the Internal Revenue Code, as amended, (the “Code”) as part of the Company’s multifamily recycling strategy.

On May 23, 2013, the Company sold Three Ravinia, a 814,000 square-feet office asset located in Atlanta, Georgia, for $144.3 million. The proceeds from the sale were used to repay a portion of the outstanding balance on the Company’s Credit Facility, which is used to fund the Company’s multifamily development pipeline.

On April 17, 2013, the Company sold Colonial Reserve at West Franklin, a 332-unit multifamily apartment community located in Richmond, Virginia, for $23.8 million. The proceeds were used to fund investment activities through tax-deferred exchanges under Section 1031 of the Code as part of the Company’s multifamily recycling strategy.

On February 1, 2013, the Company sold Metropolitan Midtown, a commercial asset located in Charlotte, North Carolina, comprised of 170,000 square-feet of office space and 172,000 square-feet of retail space, for an aggregate sales price of $94.4 million. The proceeds from the sale were used to repay a portion of the outstanding balance on the Company’s Credit Facility, which is used to fund the Company’s multifamily development pipeline.

In addition, during the three and six months ended June 30, 2013, the Company sold consolidated parcels of land for an aggregate sales price of $1.9 million and $6.8 million, respectively. The proceeds from the sale were used to repay a portion of the borrowings under the Company’s Credit Facility.

Net income/(loss) and gain/(loss) on disposition of real estate for properties sold in which the Company does not maintain continuing involvement are reflected in the Consolidated Condensed Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP as discontinued operations for all periods presented.

Additionally, the Company classifies real estate assets as held for sale only after the Company has received approval by the Board of Trustees’ investment committee, has commenced an active program to sell the assets, does not intend to retain a continuing interest in the property and in the opinion of the Company’s management, it is probable the assets will sell within the next 12 months. As of June 30, 2013, the Company had classified one commercial asset, one for-sale development and one outparcel/pad as held for sale. These real estate assets are reflected in the accompanying Consolidated Condensed Balance Sheets of the Trust and CRLP at $41.3 million as of June 30, 2013, which represents the lower of depreciated cost or fair value less costs to sell. There was no mortgage debt associated with these assets as of June 30, 2013. The operations of the one commercial asset that is classified as held for sale are reflected in the Consolidated Condensed Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP as discontinued operations for all periods presented.

Below is a summary of the operations of the properties classified as discontinued operations during the three and six months ended June 30, 2013 and 2012:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2013	2012	2013	2012
Property revenues:
Minimum rent	$2,780	$10,254	$8,226	$20,330
Tenant recoveries	1,114	2,220	3,033	4,595
Other revenue	278	1,484	840	2,595

Total revenues	4,172	13,958	12,099	27,520
Property expenses:
Property operating and administrative expense	1,620	5,012	4,421	9,951
Depreciation	476	3,396	2,057	7,734
Amortization	414	757	1,069	1,641
Impairment	1,857	271	1,857	271

Total operating expenses	4,367	9,436	9,404	19,597
Interest income (expense), net	36	2	72	39
(Loss) income from discontinued operations before net loss on disposition of discontinued operations	(159)	4,524	2,767	7,962
Net gain (loss) on disposition of discontinued operations	18,726	(12)	25,910	(14)
Noncontrolling interest in CRLP from discontinued operations	(1,385)	(339)	(2,142)	(599)

Income from discontinued operations attributable to parent company	$17,182	$4,173	$26,535	$7,349

For-Sale Activities

During the three and six months ended June 30, 2013, the Company sold four and five for-sale residential units, respectively, for total sales proceeds of $2.5 million and $3.2 million, respectively. During the three and six months ended June 30, 2012, the Company sold two and four for-sale residential units, respectively, for total sales proceeds of $0.7 million and $1.8 million, respectively. The Company also sold one residential lot during the three months ended June 30, 2012 for total sales proceeds of $0.1 million. These dispositions eliminate the operating expenses and costs to carry the associated units. The Company’s portion of the proceeds from the sales was used to repay a portion of the outstanding borrowings on the Company’s Credit Facility.

With the sale of the four residential units during the three months ended June 30, 2013, the Company has no more for-sale residential units in inventory. As a result of the sale of the final units, the Company recognized an impairment of $0.9 million during the three months ended June 30, 2013. As of June 30, 2013, the Company had 39 for-sale residential lots remaining. These lots, valued at a total of $2.4 million, are reflected in “Real estate assets held for sale, net” on the Consolidated Condensed Balance Sheets of the Trust and CRLP at June 30, 2013.

For cash flow statement purposes, the Company classifies capital expenditures for newly developed for-sale residential communities in investing activities. Likewise, the proceeds from the sales of condominium units and other residential sales are also included in investing activities.

Note 4 — Undeveloped Land and Construction in Progress

The Company currently has six active development projects, as set forth in the table below. In addition, the Company owns approximately $198.4 million of undeveloped land parcels that are held for future developments. During the three months ended June 30, 2013, the Company initiated the development of a commercial development, Colonial Promenade Huntsville (Phase II). Although the Company believes that it is probable that it will develop certain of the other projects in the future as market conditions dictate, there can be no assurance that the Company will pursue any of these particular or any other future development projects.

		Total Units/	Costs Capitalized
	Location	Square Feet (1)	to Date
($ in thousands)		(unaudited)
Active Developments:
Multifamily:
Colonial Grand at Ayrsley (Phase II)	Charlotte, NC	81	$8,330
Colonial Grand at Lake Mary (Phase III)	Orlando, FL	132	3,775
Colonial Grand at Randal Lakes	Orlando, FL	462	35,688
Colonial Reserve at South End	Charlotte, NC	353	38,607

		1,028	$86,400

Commercial:
Brookwood West Retail	Birmingham, AL	41,300	$2,995
Colonial Promenade Huntsville (Phase II)	Huntsville, AL	23,000	1,839

		64,300	$4,834

Total Active Developments			$91,234

Future Developments:
Multifamily:
Colonial Grand at Bellevue (Phase II)	Nashville, TN	220	$4,041
Colonial Grand at Randal Park	Orlando, FL	314	6,620
Colonial Grand at Thunderbird	Phoenix, AZ	244	8,057
Colonial Grand at Sweetwater	Phoenix, AZ	195	7,240
Colonial Grand at Azure	Las Vegas, NV	438	11,520

		1,411	$37,478

Commercial:
Colonial Promenade Huntsville	Huntsville, AL	—	$4,146
Colonial Promenade Nord du Lac (2)	Covington, LA	236,000	26,913
Randal Park	Orlando, FL	—	10,997

		236,000	$42,056

Other Undeveloped Land:
Multifamily			$1,508
Commercial			37,540
Commercial Outparcels/Pads			13,129
For-Sale Residential Land (3)			66,700

			$118,877

Total Future Developments			$198,411

Consolidated Undeveloped Land and Construction in Progress			$289,645

(1)	Units refer to multifamily apartment units. Square feet refers to commercial space and excludes space owned by anchor tenants.
(2)	The Company intends to develop this project in phases over time. Costs capitalized to date for this development are presented net of an aggregate of $18.1 million of non-cash impairment charges recorded during 2009 and 2008.
(3)	These costs are presented net of $27.9 million of non-cash impairment charges recorded on two of the projects in prior years.

Interest capitalized on construction in progress during each of the three months ended June 30, 2013 and 2012 was $0.4 million. Interest capitalized on construction in progress during the six months ended June 30, 2013 and 2012 was $0.6 million and $0.5 million, respectively.

Note 5 — Net (Loss) Income Per Share of the Trust

For the three and six months ended June 30, 2013 and 2012, a reconciliation of the numerator and denominator used in the basic and diluted loss from continuing operations per common share of the Trust is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2013	2012	2013	2012
Numerator:
Net income available to common shareholders	$16,108	$16,377	$21,685	$10,401
Adjusted by:
Income from discontinued operations	(17,182)	(4,173)	(26,535)	(7,349)
Income allocated to participating securities	(114)	(142)	(237)	(269)

(Loss) income from continuing operations available to common shareholders	$(1,188)	$12,062	$(5,087)	$2,783

Denominator:
Denominator for basic net (loss) income per share — weighted average common shares	88,122	87,201	87,958	87,106
Effect of dilutive securities	—	289	—	276

Denominator for diluted net income (loss) per share — adjusted weighted average common shares	88,122	87,490	87,958	87,382

For the three and six months ended June 30, 2013, the Trust reported a net loss from continuing operations, and as such, 232,518 and 210,219 dilutive share equivalents, respectively, have been excluded from the computation of diluted net loss per share because including such shares would be anti-dilutive. For the three and six months ended June 30, 2013, 313,778 and 399,368 outstanding share options, respectively, were excluded from the computation of diluted net loss per share because the grant date prices were greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive.

For the three and six months ended June 30, 2012, 289,047 and 276,401 dilutive share equivalents, respectively, have been included in the computation of diluted net income per share. For the three and six months ended June 30, 2012, 709,258 outstanding share options were excluded from the computation of diluted net loss per share because the grant date prices were greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive.

Note 6 — Net (Loss) Income Per Unit of CRLP

For the three and six months ended June 30, 2013 and 2012, a reconciliation of the numerator and denominator used in the basic and diluted loss from continuing operations per common unit of CRLP is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2013	2012	2013	2012
Numerator:
(Loss) income from continuing operations	$(739)	$9,062	$(4,696)	$(827)
Adjusted by:
Income allocated to participating securities	(114)	(142)	(237)	(269)
Noncontrolling interest of limited partners — continuing operations	(422)	(8)	(545)	(17)

(Loss) income from continuing operations available to common unitholders	$(1,275)	$8,912	$(5,478)	$(1,113)

Denominator:
Denominator for basic net (loss) income per unit — weighted average common units	95,274	94,363	95,110	94,272
Effect of dilutive securities	—	289	—	276

Denominator for diluted net (loss) income per unit — adjusted weighted average common units	95,274	94,652	95,110	94,548

For the three and six months ended June 30, 2013, CRLP reported a net loss from continuing operations, and as such, 232,518 and 210,219 dilutive unit equivalents, respectively, have been excluded from the computation of diluted net loss per unit because including such units would be anti-dilutive. For the three and six months ended June 30, 2013, 313,778 and 399,368 outstanding share options (and a corresponding number of units), respectively, were excluded from the computation of diluted net loss per unit because the grant date prices were greater than the average market price of the common shares/units and, therefore, the effect would be anti-dilutive.

For the three and six months ended June 30, 2012, 289,047 and 276,401 dilutive share equivalents, respectively, have been included in the computation of diluted net income per share. For the three and six months ended June 30, 2012, 709,258 outstanding share options were excluded from the computation of diluted net loss per share because the grant date prices were greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive.

Note 7 — Equity of the Trust

The following table presents the changes in the issued common shares of beneficial interest of the Trust since December 31, 2012 (but excludes 7,151,752 and 7,152,752 units of CRLP at June 30, 2013 and December 31, 2012, respectively, each of which is redeemable for either cash equal to the fair market value of a common share at the time of redemption or, at the option of the Trust, one common share):

Issued at December 31, 2012 (1)	93,835,794
Common shares issued through dividend reinvestments	190,662
Restricted shares issued (cancelled), net	56,230
Redemption of CRLP units for common shares	1,000
Issuances under other employee and nonemployee share plans	283,821

Issued at June 30, 2013 (1)	94,367,507

(1)	Includes 5,623,150 treasury shares.

Note 8 — Redeemable Noncontrolling Interests of the Trust

Redeemable noncontrolling interests – Common units, as presented on the Trust’s consolidated condensed balance sheets, represent the limited partner interests in CRLP held by individuals and entities other than the Trust, at the greater of the closing market price of the Trust’s common shares or the aggregate value of the individual partners’ capital balances, as of the applicable date. At June 30, 2013 and December 31, 2012, the value of these redeemable noncontrolling interests was $179.6 million and $162.1 million, respectively, based on the closing price of the Trust’s common shares of $24.12 per share and $21.37 per share, respectively, on those dates.

Each common unit may be redeemed by the holder thereof for either cash equal to the fair market value of one common share of the Trust at the time of such redemption or, at the option of the Trust, one common share of the Trust. During the six months ended June 30, 2013, holders redeemed 1,000 units in exchange for an equal number of the Trust’s common shares.

Note 9 — Redeemable Partnership Units of CRLP

Redeemable units, as presented on CRLP’s consolidated condensed balance sheets, represent the limited partner interests in CRLP held by individuals and entities other than the Trust, valued at the greater of the closing market price of the Trust’s common shares or the aggregate value of the individual partners’ capital balances, as of the applicable date. At June 30, 2013 and December 31, 2012, the value of the redeemable units was $179.6 million and $162.1 million, respectively, based on the closing price of the Trust’s common shares of $24.12 per share and $21.37 per share, respectively, on those dates.

Holders of common units are entitled to receive distributions in a per unit amount equal to the per share dividends made with respect to each share of the Trust’s common shares, if and when the Board of Trustees of the Trust declares such a dividend. Each common unit may be redeemed by the holder thereof for either cash equal to the fair market value of one common share of the Trust at the time of such redemption or, at the option of the Trust, one common share of the Trust. During the six months ended June 30, 2013, holders redeemed 1,000 units in exchange for an equal number of the Trust’s common shares.

Note 10 — Segment Information

The Company currently manages its business based on the performance of two operating segments: multifamily and commercial. The multifamily and commercial segments have separate management teams that are responsible for acquiring, developing, managing and leasing properties within each respective segment.

Multifamily management is responsible for all aspects of the Company’s multifamily property operations, including the management and leasing services for 115 multifamily apartment communities, as well as third-party management services for multifamily apartment communities in which the Company does not have an ownership interest. Additionally, the multifamily management team is responsible for all aspects of for-sale developments, including disposition activities. The multifamily segment includes the operations and assets of the for-sale developments due to the insignificance of these operations in the periods presented. Commercial management is responsible for all aspects of the Company’s commercial property operations, including the management and leasing services for seven commercial properties, as well as third-party management services for commercial properties in which the Company does not have an ownership interest, and for brokerage services in other commercial property transactions.

The pro-rata portion of the revenues and net operating income (“NOI”) of the partially-owned unconsolidated entities in which the Company has an interest are included in the applicable segment information. Additionally, the revenues and NOI of properties sold that are classified as discontinued operations are also included in the applicable segment information. In reconciling the segment information presented below to total revenues, income/loss from continuing operations and total assets, investments in partially-owned unconsolidated entities are eliminated as equity investments, and discontinued operations are reported separately. Management evaluates the performance of its multifamily and commercial segments and allocates resources to them based on segment NOI. Segment NOI is defined as total property revenues (including minimum rent and other property-related revenue) less total property operating expenses (including such items as general and administrative expenses, on-site payroll, repairs and maintenance, real estate taxes, insurance and advertising), and includes revenues/expenses from unconsolidated partnerships and joint ventures. Same-property NOI is defined as property revenues (including minimum rent and other property-related revenue) less property operating expenses (including such items as general and administrative expenses, on-site payroll, repairs and maintenance, real estate taxes, insurance and advertising) for the Company’s consolidated multifamily apartment communities owned for the entirety of the periods presented. Same-property communities may be adjusted during the year to account for properties that have been sold. Presented below is segment information, for the multifamily and commercial segments, including the reconciliation of total segment revenues to total revenues and total segment NOI to income/loss from continuing operations before noncontrolling interest for the three and six months ended June 30, 2013 and 2012, total segment capitalized expenditures to total capitalized expenditures and total segment assets to total assets as of June 30, 2013 and December 31, 2012.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2013	2012	2013	2012
Revenues:
Segment revenues:
Multifamily — Same Property (1)	$86,127	$82,609	$171,458	$163,650
Multifamily — Other (2)	11,131	7,604	21,570	14,404

Total multifamily	97,258	90,213	193,028	178,054
Commercial	9,604	17,671	20,350	35,387

Total segment revenues	106,862	107,884	213,378	213,441

Partially-owned unconsolidated entities — Multifamily	(264)	(480)	(556)	(952)
Partially-owned unconsolidated entities — Commercial	(409)	(4,393)	(865)	(9,185)
Other non-property related revenue	126	1,471	304	2,815
Discontinued operations property revenue	(4,172)	(13,958)	(12,099)	(27,520)

Total consolidated revenues	$102,143	$90,524	$200,162	$178,599

NOI:
Segment NOI:
Multifamily — Same Property (1)	$52,878	$50,670	$105,547	$99,916
Multifamily — Other (2)	5,790	3,682	11,072	6,994

Total multifamily	58,668	54,352	116,619	106,910
Commercial	6,612	11,749	13,700	23,734

Total segment NOI	65,280	66,101	130,319	130,644

Partially-owned unconsolidated entities — Multifamily	(133)	(260)	(291)	(515)
Partially-owned unconsolidated entities — Commercial	(297)	(2,621)	(638)	(5,707)
Other non-property related revenue	126	1,471	304	2,815
Discontinued operations property NOI	(695)	(8,675)	(5,821)	(17,298)
Impairment — discontinued operations (3)	(1,857)	(271)	(1,857)	(271)
Property management expense	(4,895)	(3,001)	(9,311)	(5,847)
General and administrative expense	(4,518)	(5,446)	(9,306)	(11,213)
Management fees and other expenses	(21)	(1,769)	(272)	(3,814)
Investment and development expenses (4)	(1,315)	(205)	(1,713)	(592)
Depreciation	(30,466)	(27,952)	(60,603)	(55,790)
Amortization	(930)	(710)	(2,050)	(1,906)
Impairment and other losses	(912)	(395)	(1,002)	(895)

Income from operations	19,367	16,267	37,759	29,611

Total other income (expense), net	(20,106)	(3,060)	(42,455)	(26,293)

(Loss) income from continuing operations	$(739)	$13,207	$(4,696)	$3,318

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2013	2012	2013	2012
Development and Capitalized Expenditures:
Multifamily	$30,825	$33,917	$53,053	$51,593
Commercial	3,258	4,015	6,518	6,838
Corporate	33	87	66	191

Total consolidated development and capitalized expenditures	$34,116	$38,019	$59,637	$58,622

	As of
	June 30,	December 31,
($ in thousands)	2013	2012
Assets:
Segment assets:
Multifamily	$2,712,515	$2,669,843
Commercial	229,757	450,582

Total segment assets	2,942,272	3,120,425

Unallocated corporate assets (5)	140,722	165,783

Colonial Properties Trust	$3,082,994	$3,286,208

Corporate assets specific to Colonial Properties Trust	65	(48)

Colonial Realty Limited Partnership	$3,083,059	$3,286,160

(1)	Consists of 101 consolidated multifamily communities, containing 30,938 apartment units, continuously owned since January 1, 2012.
(2)	Includes all multifamily communities other than same-property communities and operations from the for-sale portfolio.
(3)	The three and six months ended June 30, 2013, includes a $1.6 million charge for a loss contingency related to certain litigation and a $0.3 million non-cash impairment charge related to the sale of a commercial asset.
(4)	Reflects costs incurred related to acquisitions and abandoned pursuits. These costs are volatile and, therefore, may vary between periods. The three and six months ended June 30, 2013, includes $1.2 million for merger related costs.
(5)	Includes the Company’s investment in partially-owned entities of $4.4 million and $7.8 million as of June 30, 2013 and December 31, 2012, respectively.

Note 11 — Investment in Partially-Owned Entities

Investments in unconsolidated partially-owned entities at June 30, 2013 and December 31, 2012 consisted of the following:

		As of
	Percent	June 30,	December 31,
($ in thousands)	Owned	2013	2012
Multifamily:
Belterra, Ft. Worth, TX	10%	$197	$300
CG at Huntcliff, Atlanta, GA (1)	—%	158	1,195
CG at McKinney, Dallas, TX (2)	25%	1,713	1,715
Regents Park (Phase II), Atlanta, GA (2)(3)	—%	46	2,460

Total Multifamily		$2,114	$5,670
Commercial:
600 Building Partnership, Birmingham, AL	33%	347	357
Colonial Promenade Smyrna, Smyrna, TN	50%	1,901	1,683
Highway 150, LLC, Birmingham, AL	—%	—	50

Total Commercial		$2,248	$2,090
Other:
Colonial/Polar-BEK Management Company, Birmingham, AL	50%	17	17

Total Other		$17	$17

Net investment in partially-owned entities		$4,379	$7,777

(1)	In June 2013, the Colonial Grand at Huntcliff joint venture sold its asset.
(2)	These joint ventures consist of undeveloped land.
(3)	In May 2013, the Regents Park (Phase II) joint venture sold its asset.

In June 2013, the Colonial Grand at Huntcliff joint venture sold its asset, a 358-unit multifamily apartment community located in Atlanta, Georgia, for $41.1 million. The Company, having a 20% noncontrolling interest in the joint venture, received $3.1 million in cash, net of selling costs and was released from its pro-rata share of the mortgage debt, which was $4.9 million. The proceeds from the sale were used to repay a portion of the outstanding balance on the Company’s Credit Facility.

In May 2013, the Regents Park (Phase II) joint venture sold its asset, consisting of undeveloped land located in Atlanta, Georgia, for $6.2 million. The Company, having a 40% noncontrolling interest in the joint venture, received $2.3 million in cash, which was used to repay a portion of the outstanding balance on the Company’s Credit Facility. In September 2012, the Company recorded a $0.5 million non-cash impairment charge, which represents the Company’s pro-rata share of the charge, related to the undeveloped land held in this joint venture. This charge was presented in “Income from partially-owned unconsolidated entities” in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP.

In January 2013, the Company sold its 10% noncontrolling interest in Colonial Promenade Hoover (Highway 150, LLC), a 172,000 square-foot (excluding anchor-owned square feet) retail asset located in Birmingham, Alabama. The Company received $0.5 million in cash and was released from its pro-rata share of the mortgage debt, which was $1.5 million. The proceeds from the sale were used to repay a portion of the outstanding balance on the Company’s Credit Facility. As a result of this transaction, the Company is no longer liable for the guarantee, pursuant to which the Company served as a guarantor of $1.0 million of debt related to the joint venture.

Effective December 31, 2012, the Company disposed of its 10% noncontrolling interest in the Bluerock office portfolio, which consisted of nine office assets comprising 1.7 million square feet located in Huntsville, Alabama. As a result of the transaction, the Company recognized a gain of approximately $7.4 million (presented in “Income from partially-owned unconsolidated entities” on the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss)), the majority of which had been deferred since the formation of the Bluerock entity in 2007. Pursuant to the transaction, the Company received $2.0 million in cash, of which $1.3 million was related to the management agreement buyout and $0.7 million was related to the purchase of the Company’s equity interest in the portfolio. Also, as a result of the transaction, the Company no longer has responsibility for $10.7 million of associated mortgage debt and $7.9 million of other liabilities, which represents the Company’s pro-rata share of these items. The Company transitioned management and leasing responsibilities as of January 31, 2013. As a result of this transaction, the Company no longer has an equity interest in this portfolio.

In October 2012, the Company purchased Colonial Grand at Research Park, a 370-unit multifamily apartment community located in Raleigh, North Carolina, for $38.0 million, of which $21.3 million was used to repay existing property specific debt at closing. Prior to the acquisition, the Company owned a 20% noncontrolling interest in the joint venture that owned the property. In accordance with ASC 805, the Company re-measured its former noncontrolling interest to fair value and recognized a gain of $2.8 million on the transaction (presented in “Income from partially-owned unconsolidated entities” on the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss)). As a result of the transaction, the Company began presenting Colonial Grand at Research Park in the Company’s consolidated financial statements beginning October 1, 2012. This acquisition was funded with proceeds from asset dispositions and borrowings on the Company’s Credit Facility.

Effective June 30, 2012, the Company’s remaining 15% noncontrolling interest in the 18-asset DRA/CLP joint venture was redeemed by the joint venture in exchange for $2.0 million, and the Company is no longer responsible for approximately $111.3 million of mortgage debt, which represented the Company’s pro rata share of the joint venture’s mortgage debt. The $2.0 million contingent consideration is payable to the Company following the occurrence of one or more capital events and after certain returns have been achieved with respect to additional capital expected to be invested in the joint venture by other members of the joint venture. However, the Company has assigned no value to this consideration. In addition, the Trust was released from a $4.1 million contingent liability, which represented the Trust’s pro rata share of a guaranty obligation resulting from a debt guaranty provided by the joint venture. As a result of the transaction, during the second quarter of 2012, the Company recognized a gain of approximately $21.9 million (presented in “Income from partially-owned unconsolidated entities” on the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss)), the majority of which had been deferred since the formation of the DRA/CLP joint venture in 2007. The gain is net of a $3.2 million non-cash impairment charge, which represents the Company’s pro-rata share of an impairment recorded by the joint venture. Along with the redemption of its interest in the DRA/CLP joint venture, the Company has reduced its workforce in the commercial segment by a total of 27 employees through the elimination of certain positions. As a result, approximately $1.4 million in termination benefits and severance-related charges are included in “Income from partially-owned unconsolidated entities” on the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2012. Of the $1.4 million in charges, $0.1 million is unpaid and reflected in “Accrued expenses” on the Company’s Consolidated Balance Sheets of the Trust and CRLP as of June 30, 2013. The Company transitioned the management of the properties and certain leasing responsibilities to a third party as of September 30, 2012. As a result of this transaction, the Company no longer has an interest in this joint venture.

In February 2012, the Company sold its 25% noncontrolling joint venture interest in Colonial Promenade Madison, a 111,000 square-foot retail center located in Huntsville, Alabama, to a minority partner for total consideration of $3.0 million. The Company recognized a gain of approximately $1.0 million on this transaction. Proceeds from the sale were used to repay a portion of the outstanding balance on the Company’s Credit Facility. As a result of this transaction, the Company no longer has an interest in this joint venture.

Combined financial information for the Company’s investments in unconsolidated partially-owned entities since the respective dates of the Company’s acquisitions is as follows:

	As of
($ in thousands)	June 30, 2013	December 31, 2012
Balance Sheet
Assets
Land, building and equipment, net	$45,269	$92,366
Construction in progress	11,244	12,701
Other assets	3,124	10,347

Total assets	$59,637	$115,414

Liabilities and partners’ equity
Notes payable (1)	$43,454	$83,738
Other liabilities	1,181	2,238
Partners’ equity	15,002	29,438

Total liabilities and partners’ equity	$59,637	$115,414

(1)	The Company’s pro-rata share of indebtedness, as calculated based on ownership percentage, at June 30, 2013 and December 31, 2012, was $14.0 million and $20.7 million, respectively.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2013	2012	2013	2012
Statement of Operations
Revenues	$2,596	$32,496	$5,577	$67,633
Operating expenses	(1,127)	(13,436)	(2,269)	(26,304)
Interest expense	(785)	(15,260)	(1,673)	(30,625)
Depreciation, amortization and other	9,876	9,273	9,162	(2,825)

Net income (1)	$10,560	$13,073	$10,797	$7,879

(1)	In addition to including the Company’s pro-rata share of income (loss) from partially-owned unconsolidated entities, “Income from partially-owned unconsolidated entities” of $2.3 million and $21.3 million for the three months ended June 30, 2013 and 2012, respectively, and $3.0 million and $22.0 million for the six months ended June 30, 2013 and 2012, respectively, includes gains on the Company’s dispositions of joint-venture interests and amortization of basis differences which are not reflected in the table above.

Note 12 — Financing Activities

Unsecured Revolving Credit Facility

On March 30, 2012, CRLP, with the Trust as guarantor, entered into a $500.0 million unsecured revolving Credit Facility with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent for the lenders, and certain other financial institutions party thereto as agents and lenders. The Credit Facility has a maturity date of March 29, 2016, with a one-year extension option, which may be exercised as long as there is no existing default and upon payment of a 0.20% extension fee. The Credit Facility includes an accordion feature that allows the total commitments to be increased to $700.0 million, subject to certain conditions, including obtaining commitments from any one or more lenders, whether or not currently a lender under the Credit Facility.

The spread over LIBOR for syndicated borrowings under the Credit Facility ranges from 1.00% to 1.80% and the facility fee ranges from 0.15% and 0.40%, each based on the credit ratings of CRLP’s senior unsecured debt from time to time. As of June 30, 2013, the Credit Facility had a stated interest rate of LIBOR plus 1.40% and required the payment of an annual facility fee equal to 0.30% of the aggregate loan commitments. The Credit Facility also includes an uncommitted competitive bid option for up to $250.0 million of the $500.0 million Credit Facility, which can be utilized if CRLP maintains an investment grade credit rating from either Moody’s Investors Services, Inc., or Standard & Poor’s Ratings Services. This option would allow participating banks to bid to provide CRLP loans at a rate that may be lower than the stated rate for syndicated borrowings.

The Credit Facility includes certain events of default including, but not limited to, nonpayment of principal, interest, fees or other amounts, failure to perform certain covenants, an event of default under any other indebtedness in the aggregate greater than or equal to $25.0 million, an event of default under CRLP’s unsecured term loan, and bankruptcy of other insolvency events. The occurrence of an event of default, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of CRLP under the Credit Facility to be immediately due and payable.

Both the Credit Facility and term loan agreements (described below) under “Senior Unsecured Term Loans” require that CRLP satisfy similar financial and operational covenants, including the following:

	As of
	June 30, 2013	Requirements:
Fixed Charge Ratio	2.5x	>1.5x
Debt to Total Asset Value Ratio	42%	<60.0%
Secured Debt to Total Asset Value Ratio	18%	<40.0%
Unencumbered Leverage Ratio	39%	<62.5%
Permitted Investments Ratio	10%	<30.0%
Tangible Net Worth ($ in billions)	$2.1	$1.0

At June 30, 2013, the Company was in compliance with these covenants.

In addition to the Credit Facility, the Company has a $35.0 million cash management line provided by Wells Fargo, which was amended and restated in April 2012 (the “Cash Management Line”). As amended, the Cash Management Line has a maturity date of March 29, 2016.

The Credit Facility and the cash management line had an outstanding balance at June 30, 2013 of $105.0 million, consisting of $105.0 million outstanding on the Credit Facility and zero outstanding on the cash management line. The weighted average interest rate of the Credit Facility and the Cash Management Line was 1.59% and 1.65% as of June 30, 2013 and 2012, respectively.

CRLP intends to use future borrowings under the Credit Facility and the Cash Management Line for general corporate purposes, including, without limitation, the repayment of outstanding indebtedness, the future development of properties, the acquisition of additional properties and other acquisition transactions as suitable opportunities arise, capital expenditures, and redevelopment and/or improvements to certain existing properties.

Senior Unsecured Term Loans

On May 11, 2012, CRLP, with the Trust as guarantor, entered into a term loan agreement with U.S. Bank National Association, as administrative agent and a lender, and certain other financial institutions party thereto as lenders, which provides for a $150.0 million senior unsecured term loan. As of June 30, 2013, the term loan had an outstanding balance of $150.0 million. The term loan bears interest at LIBOR plus a margin ranging from 1.10% to 2.05% based on the credit ratings on CRLP’s unsecured debt from time to time. The Company entered into two interest rate swaps (see Note 13 — “Derivatives and Hedging”) to fix the interest rate through maturity at an all-in initial rate of 2.71%, based on an initial margin of 1.60%. The term loan matures on May 11, 2017 and may be prepaid, in whole or in part, at any time, without premium or penalty. The proceeds from the term loan were used to repay a portion of the outstanding borrowings under the Credit Facility. In connection with this new term loan agreement, the Company amended the 2011 term loan agreement described below, as well as the Company’s March 2012 credit agreement, to conform certain defined terms and the language in certain covenants among the three loans and to reflect the new May 2012 term loan.

On July 22, 2011, CRLP, with the Trust as guarantor, entered into a term loan agreement with Wells Fargo, as administrative agent and a lender, and certain other financial institutions party thereto as lenders, which provides for a $250.0 million senior unsecured term loan. As of June 30, 2013, the term loan had an outstanding balance of $250.0 million. The term loan bears interest at LIBOR plus a margin ranging from 1.65% to 2.90% based on the credit ratings on CRLP’s unsecured debt from time to time. The Company entered into two interest rate swaps (see Note 13 — “Derivatives and Hedging”) to fix the interest rate through maturity at an all-in initial interest rate of 5.00%, based on the initial margin of 2.45%. During 2012, CRLP’s senior unsecured debt rating was upgraded to Baa3, therefore reducing the interest rate to 4.55%. The term loan matures on August 1, 2018 and may be prepaid, in whole or in part, at any time, subject to a prepayment premium of 2% for amounts prepaid on or prior to July 22, 2013 and 1% for amounts prepaid after July 22, 2013 but prior to July 23, 2014. There is no prepayment premium for amounts prepaid after July 22, 2014. The proceeds from the term loan were used to repay a portion of the outstanding borrowings under the Credit Facility.

Both term loan agreements discussed above contain various restrictive covenants, including with respect to liens, indebtedness, distributions, mergers and asset sales, and also limits the percentage of CRLP’s total asset value that may be invested in unimproved land, mortgage receivables, unconsolidated joint ventures, residential units for sale and construction. As described above, the term loan agreements require that CRLP satisfy certain financial and operational covenants. The term loan agreements include certain events of default including, but not limited to, nonpayment of principal, interest, fees or other amounts, failure to perform certain covenants, an event of default under any other indebtedness in the aggregate greater than or equal to $20.0 million for the term loan entered into in June 2011 and greater than or equal to $25.0 million for the term loan entered into in May 2012, an event of default under the Credit Facility, and bankruptcy or other insolvency events. The occurrence of an event of default, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of CRLP under the term loan agreements to be immediately due and payable.

Unsecured Senior Note Maturity

During April 2013, the Company’s outstanding 6.150% senior note matured, which the Company satisfied with an aggregate payment of $102.6 million ($99.5 million of principal and $3.1 million of accrued interest) using borrowings under the Company’s Credit Facility.

During August 2012, the Company’s outstanding 6.875% senior notes matured, which the Company satisfied with an aggregate payment of $82.8 million ($80.0 million of principal and $2.8 million of accrued interest) using borrowings under the Company’s Credit Facility.

Note 13 — Derivatives and Hedging

Risk Management Objective and Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity and credit risk primarily by managing the amount, sources and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which is determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.

Cash Flow Hedges and Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and caps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

Amounts reported in “Accumulated other comprehensive loss” related to derivatives will be reclassified to “Interest expense” as interest payments are made on the Company’s variable-rate debt. Over the next 12 months, the Company expects to reclassify $7.6 million from “Accumulated other comprehensive loss” as an increase to “Interest expense”.

As of June 30, 2013, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk ($ in thousands):

Interest Rate Derivative	Number of Instruments	Notional Amount
Interest Rate Swaps	4	$400,000

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Consolidated Balance Sheets of the Trust and CRLP as of June 30, 2013 and December 31, 2012, respectively.

Fair Value of Derivative Instruments
	Asset Derivatives			Liability Derivatives
	Balance	Fair Value at		Balance	Fair Value at
($ in thousands)	Sheet Location	6/30/2013	12/31/2012	Sheet Location	6/30/2013	12/31/2012
Interest Rate Swap	Other Assets	$—	$—	Other Liabilities	$(14,301)	$(25,862)

The table below presents the effect of the Company’s derivative financial instruments on the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP for the three and six months ended June 30, 2013 and 2012, respectively.

($ in thousands)	Amount of Gain/ (Loss) Recognized in OCI on				Location of Gain/ (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain/ (Loss) Reclassified from OCI
Derivatives in ASC 815 Cash Flow Hedging Relationships	Derivative (Effective Portion)					into Income (Effective Portion)
	Three Months Ended		Six Months Ended			Three Months Ended		Six Months Ended
	6/30/2013	6/30/2012	6/30/2013	6/30/2012		6/30/2013	6/30/2012	6/30/2013	6/30/2012
Interest Rate Swaps	$7,848	$(10,750)	$7,920	$(10,585)	Interest Expense	$(1,954)	$(1,800)	$(3,881)	$(3,332)

Credit-Risk-Related Contingent Features

The Company has an agreement with its derivatives counterparty that contains a provision whereby if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations.

As of June 30, 2013, the fair value of the derivatives in a net liability position, which includes accrued interest, but excludes any adjustment for nonperformance risk related to this agreement, was $15.0 million. As of June 30, 2013, the Company has not posted any collateral related to this agreement. If the Company had breached any of its provisions at June 30, 2013, it could have been required to settle its obligations under the agreement at its termination value of $15.0 million.

Note 14 — Contingencies and Other Arrangements

During the fourth quarter 2012, the Company recorded $4.2 million related to required infrastructure repairs on Colonial Promenade Alabaster II. This retail asset was developed and sold by CPSI, and therefore was expensed as additional development costs in “(Loss) gain on sale of property” in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP. Required infrastructure repairs are in progress and are expected to be completed during the fourth quarter of 2013.

As of June 30, 2013, the Company is self-insured up to $0.8 million, $0.9 million and $1.8 million for general liability, workers’ compensation and property insurance, respectively. The Company is also self-insured for health insurance and responsible for amounts up to $135,000 per claim and up to $2.0 million per person.

Note 15 — Legal Proceedings

Colonial Grand at Traditions Litigation

As previously disclosed, CRLP and SM Traditions Associates, LLC (“SM”) formed TA-Colonial Traditions LLC (“TA”) to develop the Colonial Grand at Traditions located in Gulf Shores, Alabama. Thereafter, TA entered into a construction loan agreement for $34.1 million with Regions Bank (“Regions”). The Trust and SM each guaranteed up to $3.5 million of the principal amount of the loan, for an aggregate of up to $7.0 million of the construction loan obtained by TA. In October 2010, Regions, as the lender, filed a complaint in the Circuit Court of Baldwin County, Alabama seeking appointment of a receiver for the Colonial Grand at Traditions, demanding payment of the outstanding balance under the loan from TA and demanding payment on the guarantees from the Trust and SM.

In June 2011, CRLP, the Trust, Colonial Properties Services, Inc. and Colonial Construction Services, LLC (collectively, the “Colonial Companies”) purchased the outstanding note and related loan documents from a successor of Regions. The Colonial Companies were substituted as the plaintiffs in the action. In August 2011, CRLP foreclosed the mortgage securing repayment of the note and CRLP acquired title to the property. Separately, SM filed claims against the Colonial Companies relating to the development and construction of the Colonial Grand at Traditions, including breach of the management and development agreements, material misrepresentation, fraudulent concealment and breach of fiduciary duties. On February 1, 2013, a Baldwin County, Alabama, jury awarded SM $6.7 million in compensatory damages and $6.0 million in punitive damages for a total of $12.7 million. The jury also returned verdicts in favor of SM and TA with respect to the Colonial Companies’ claims on the note and guaranty. Subsequent to the entry of the verdicts, the Colonial Companies filed post-trial motions requesting that the Court enter judgments in their favor and against TA on the note and against SM on the guaranty. The Colonial Companies also requested that the court vacate the verdict in favor of SM and entered judgments as a matter of law in favor of the Colonial Companies on all of SM’s claims or, in the alternative, grant the Colonial Companies a new trial. The Colonial Companies, SM and TA have each requested the Court award them attorney’s fees and costs pursuant to various agreements, and each party has filed oppositions to the other’s request for an award of such fees and expenses. The Court denied the parties’ request for attorney’s fees as well as Colonial Companies’ post-trial motions. The Colonial Companies, SM and TA have appealed all of these rulings.

The Company continues to believe the verdicts should be vacated or a new trial ordered; however, the Company cannot give any assurance as to the outcome of these efforts. As a result of the jury verdict, the Company recorded an increase to its loss contingency reserve of $12.7 million in the fourth quarter of 2012. The Company has included in its loss contingency an estimate of probable loss in connection with this matter, but currently cannot reasonably estimate any further possible loss, or any range of reasonably possible loss, in connection with this matter.

Mira Vista at James Island Litigation

As previously disclosed, the Trust and CRLP, along with multiple other parties, are named defendants in lawsuits arising out of alleged construction deficiencies with respect to condominium units at Mira Vista at James Island in Charleston, South Carolina. Mira Vista was acquired by certain of the Company’s subsidiaries after the units were constructed and operated as a multifamily rental project. The condominium conversion occurred in 2006 and all 230 units were sold. The lawsuits, one filed on behalf of the condominium homeowners association and one filed by one of the purchasers (purportedly on behalf of all purchasers), were filed in the South Carolina state court, Charleston County, in March 2010, against various parties involved in the development, construction and conversion of the Mira Vista at James Island property, including the contractors, subcontractors, architects, engineers, lenders, the developer, inspectors, product manufacturers and distributors. The plaintiffs are seeking $41.0 million of damages resulting from, among other things, alleged construction deficiencies and misleading sales practices. The Company has entered into a settlement agreement with the condominium homeowners association and the unit owners for $3.3 million and the Court has approved the settlement. As a result of the settlement, the Company recorded an increase to its loss contingency reserve of $1.6 million in the second quarter of 2013.

UCO Litigation

The Company is involved in a contract dispute with a general contractor and three of its officers/managers in connection with construction cost overruns with respect to five for-sale projects which were being developed in a joint venture, CPSI-UCO, LLC. The President of the contractor is affiliated with the Company’s joint venture partner.

In connection with the dispute, in January 2008, the contractor and three managers filed a lawsuit in the Circuit Court of Baldwin County against the Trust, Colonial Properties Services, Inc., CPSI-UCO, LLC, CPSI-UCO Grander, LLC, CPSI-UCO Spanish Oaks, LLC; CPSI-UCO Cypress Village I, LLC; CPSI-UCO Cypress Village II, and CPSI Cypress Village III, LLC alleging, among other things, breach of contract, enforcement of a lien against real property, misrepresentation, conversion, declaratory judgment and an accounting of costs, seeking $10.3 million in damages, plus consequential and punitive damages. In December 2011, following a jury trial, the plaintiffs were awarded compensatory damages of approximately $4.8 million for their claims against all defendants and the defendants were awarded compensatory damages of approximately $0.5 million for their claims against the President of the contractor. The jury also found that the contractor breached its contract. In January 2012, the plaintiffs filed post-trial motions, including a request for an amendment to the judgment to add approximately $4.8 million for attorneys’ fees, interest and costs. The defendants filed a motion for a new trial and opposed the award of attorney’s fees to the plaintiffs. In the fourth quarter 2012, the Company recorded charges of $8.2 million related to a proposed settlement with respect to the UCO litigation. The charges were comprised of an increase in the loss contingency accrual of $4.9 million (in addition to the $3.3 million loss contingency accrual previously recorded with respect to this litigation matter in the fourth quarter 2011) and a $3.3 million non-cash impairment charge on certain for-sale residential lots in the Cypress Village development proposed to be included as part of the settlement. Settlement negotiations between the parties involving the settlement, including transfer of these tracts of land, are continuing. However, no assurance can be given that such settlement discussions will be successful, that this matter will be resolved in the Company’s favor or that additional charges will not be taken in future periods.

Grander Litigation

The Trust, Colonial Properties Services, Inc., Marion Uter, UCO Partners, LLC, UCO Development, LLC, UCO Construction, LLC, UCO, LLC, CPSI-UCO Grander, LLC, and CPSI-UCO, LLC were sued by five individual purchasers of condominium units in The Grander alleging breach of contract, fraud, construction deficiencies and misleading sales practices. In April 2011, an arbitrator awarded rescission rights in favor of the purchasers against CPSI-UCO Grander, LLC. The purchasers originally filed suit in state court against, among others, the Trust and Colonial Properties Services, Inc. After the arbitration award, the purchasers filed a motion seeking to enforce the arbitration award against the Trust and Colonial Properties Services, Inc. under a side letter agreement that was not considered by the arbitrator. The court granted the motion against the Trust and Colonial Properties Services, Inc. The Company is in the process of acquiring these units as provided in the arbitration award. If the Company is successful in acquiring the six units in question, the appeals will likely be discontinued. The Company has included in its loss contingency an estimate of probable loss in connection with this matter, but currently cannot reasonably estimate any further possible loss, or any range of reasonably possible loss, in connection with this matter.

Litigation Relating to the Merger Transactions with MAA

On June 19, 2013, a putative class action and derivative lawsuit was filed in the Circuit Court for Jefferson County, Alabama against and purportedly on behalf of the Trust captioned Williams v. Colonial Properties Trust, et al. The complaint names as defendants the Trust, the members of the Trust’s board of trustees, CRLP, Mid-America Apartment Communities, Inc. (“MAA”), Mid-America Apartments, L.P. (“MAA LP”) and Martha Merger Sub, LP (“OP Merger Sub”) and alleges that the trustees of the Trust breached their fiduciary duties by engaging in an unfair process leading to the Merger Agreement with MAA described in Note 16 to the Trust’s and CRLP’s Consolidated Condensed Financial Statements—“Proposed Merger with MAA”, failing to secure and obtain the best price reasonable for the Trust’s shareholders, allowing preclusive deal protection devices in the Merger Agreement, and by engaging in conflicted actions. The complaint alleges that CRLP, MAA, MAA LP and OP Merger Sub aided and abetted those breaches of fiduciary duties. The complaint seeks a declaration that defendants have breached their fiduciary duties or aided and abetted such breaches and that the Merger Agreement is unlawful and unenforceable, an order enjoining the consummation of the mergers contemplated under the Merger Agreement, direction of the trustees of the Trust to exercise their fiduciary duties to obtain a transaction that is in the best interests of the Trust, rescission of the mergers contemplated under the Merger Agreement in the event they are consummated, an award of costs and disbursements, including reasonable attorneys’ and experts’ fees, and other relief. On July 2, 2013, plaintiff moved for expedited fact discovery and for an expedited schedule for filing and hearing a preliminary motion to enjoin the Mergers; on July 11, 2013, defendants opposed those motions and moved to stay fact discovery. On July 13, 2013, defendants also moved to dismiss the complaint for failure to state a claim upon which relief can be granted on the grounds that (1) the claims against the trustees of the Trust are derivative and not direct, and plaintiff did not comply with Alabama law on serving notice of the claims on the Trust prior to filing; and (2) Alabama law does not recognize a cause of action in aiding and abetting a breach of fiduciary duty. The Court has scheduled a motions hearing for August 14, 2013. For more information regarding the proposed transaction with MAA, see Note 16 to the Trust’s and CRLP’s Consolidated Condensed Financial Statements—“Proposed Merger with MAA”.

Loss Contingencies

The outcomes of the claims, disputes and legal proceedings described or referenced above are subject to significant uncertainty. The Company records an accrual for loss contingencies when a loss is probable and the amount of the loss can be reasonably estimated. The Company reviews these accruals quarterly and makes revisions based on changes in facts and circumstances. When a loss contingency is not both probable and reasonably estimable, the Company does not accrue the loss. However, if the loss (or an additional loss in excess of the accrual) is at least a reasonable possibility and material, then the Company discloses a reasonable estimate of the possible loss, or range of loss, if such reasonable estimate can be made. If the Company cannot make a reasonable estimate of the possible loss, or range of loss, then that is disclosed.

The assessment of whether a loss is probable or a reasonable possibility, and whether the loss or range of loss is reasonably estimable, often involve a series of complex judgments about future events. Among the factors that the Company considers in this assessment, including with respect to the matters disclosed in this Note 15, are the nature of existing legal proceedings and claims, the asserted or possible damages or loss contingency (if reasonably estimable), the progress of the matter, existing law and precedent, the opinions or views of legal counsel and other advisers, the Company’s experience in similar matters, the facts available to the Company at the time of assessment, and how the Company intends to respond, or has responded, to the proceeding or claim. The Company’s assessment of these factors may change over time as individual proceedings or claims progress. For matters where the Company is not currently able to reasonably estimate a range of reasonably possible loss, the factors that have contributed to this determination include the following: (i) the damages sought are indeterminate, (ii) the proceedings are in the early stages, (iii) the matters involve novel or unsettled legal theories or a large or uncertain number of actual or potential cases or parties, and/or (iv) discussions with the parties in matters that are expected ultimately to be resolved through negotiation and settlement have not reached the point where the Company believes a reasonable estimate of loss, or range of loss, can be made. In such instances, the Company believes that there is considerable uncertainty regarding the timing or ultimate resolution of such matters, including a possible eventual loss or business impact, if any.

As of June 30, 2013 and December 31, 2012, the Company’s accrual for loss contingencies was $28.6 million and $26.8 million in the aggregate, respectively.

Note 16 — Proposed Merger with MAA

On June 3, 2013, Colonial, CRLP, MAA, MAA LP, and OP Merger Sub, entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for the merger of the Trust with and into MAA (the “Parent Merger”), with MAA continuing as the surviving corporation, and the merger of CRLP with and into OP Merger Sub (the “Partnership Merger” and together with the Parent Merger, the “Mergers”), with CRLP continuing as the surviving entity and an indirect wholly-owned subsidiary of MAA LP after the Mergers. The board of trustees of Colonial has unanimously approved the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Parent Merger, each outstanding common share of beneficial interest, par value $0.01 per share, of the Trust (“Colonial Common Shares”) will be converted into the right to receive 0.360 (the “Exchange Ratio”) shares of MAA common stock, par value $0.01 per share (other than shares held by any wholly-owned subsidiary of the Trust or by MAA or any of its subsidiaries and other than shares with respect to which dissenters’ rights have been properly exercised and not withdrawn under applicable Alabama law). At the effective time of the Partnership Merger, which will occur immediately prior to the Parent Merger, each outstanding limited partnership interest in CRLP will automatically be converted into 0.360 limited partnership units in MAA LP.

Under the terms of the Merger Agreement, at the effective time of the Parent Merger, each option to purchase Colonial Common Shares will be converted into an option exercisable for a number of shares of MAA common stock calculated based on the Exchange Ratio, subject to the same terms and conditions (including vesting schedule) as were applicable to the corresponding option immediately prior to the Parent Merger. In addition, all Colonial restricted share awards outstanding at the effective time of the Parent Merger will be converted into the right to receive a number of shares of MAA common stock calculated based on the Exchange Ratio, subject to the same terms and conditions (including vesting schedule) as were applicable to the corresponding award immediately prior to the Parent Merger.

The completion of the Parent Merger is subject to customary conditions, including, among others: (i) approval by MAA’s and the Trust’s respective common shareholders, and approval by the holders of the Class A common units in MAA LP; (ii) the absence of a material adverse effect on either MAA or the Trust; (iii) the receipt of tax opinions relating to REIT status and the tax-free nature of the transaction; and (iv) obtaining certain third party consents.

Note 17 — Subsequent Events

Distributions

On July 8, 2013, the Board of Trustees of the Trust declared a cash distribution to shareholders of the Trust in the amount of $0.21 per common share and to partners of CRLP in the amount of $0.21 per common unit, totaling approximately $20.1 million. The distributions were declared to shareholders and partners of record as of July 19, 2013 and was paid on July 31, 2013.